Exhibit 12

                             Santa Fe Pacific Corporation
            Statement of Computation of Ratio of Earnings to Fixed Charges
                         (as of September 30, 1994 and 1993)
                             (In millions, except ratio)


                                                       Nine Months Ended
                                                         September 30,
                                                      1994           1993
                                                      -------------------
        Earnings:

         Income from continuing operations
           before income taxes                        $265.4       $260.4

         Add (less) income of unconsolidated
           subsidiaries greater than distributions      (8.8)         7.0

         Amortization of capitalized interest            1.6          1.2

         Fixed charges before interest
           capitalized (see below)                     116.8        129.9
                                                      -------      -------
         Total Earnings                               $375.0       $398.5
                                                      =======      =======

        Fixed Charges:

         Interest expense including
           amortization of debt discount              $ 89.5       $103.7

         Portion of rentals representing
           an interest factor                           27.3         26.2
                                                      -------      -------
         Fixed charges before interest
           capitalized                                 116.8        129.9

         Interest capitalized                            6.1          4.1
                                                      -------      -------
         Total Fixed Charges                          $122.9       $134.0
                                                      =======      =======
        Ratio of earnings to fixed charges (1)           3.1          3.0
                                                      =======      =======



        (1) Earnings for the nine months ended September 30, 1993 include a $145.4 million gain on the sale of rail lines in southern California by The Atchison, Topeka and Santa Fe Railway Company. Excluding this gain, the ratio would have been 1.9.